Exhibit 10.1

May [    ], 2005

[Insert Name and Address]

Re: Acceleration of “Underwater” Stock Options

Dear [insert first name],

I am pleased to advise that on May 17, 2005, the Compensation Committee of K2 Inc.’s Board of Directors accelerated the vesting of a major portion of your unvested stock options granted under stock option plans of K2 Inc. to the extent that your options have an exercise price greater than $11.94 per share.

The Committee felt it appropriate to require that the Company’s executive officers hold the shares acquired upon the exercise of these options until their original vesting date or, if earlier, the executive’s last day of employment, other than shares needed to cover the exercise price and satisfy withholding taxes.

This acceleration does not apply to stock options with an exercise price equal to or less than $11.94.

Of course, you should feel free to call me if you have any questions.

Very truly yours,

Diana Crawford

Director of Financial Reporting